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                                                                    EXHIBIT 99.4

                                   ASSIGNMENT

               PNW, LLC, a Delaware limited liability company ("Assignor"), in consideration of the purchase price of One Dollar ($1.00), the receipt and sufficiency of which are acknowledged, hereby sells, grants, assigns, transfers and conveys to Goldman Sachs & Co., a New York Limited Partnership ("Assignee"), all of Assignor's right, title and interest, if any (whether now owned or hereafter acquired), in, to and under the following described properties, rights and interests: (a) the Equity Assets and (b) the Documents, as such terms are defined below:

               "Equity Assets" means the assets referred to as the "A-Fem
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Medical Series A. Convertible Preferred Stock" on pages 23 through 28 (excluding and ending at the listing for "EOH Salem Holding LLC) set forth in the Schedule of Original Loan Documents attached to the Overbid Purchase Contract dated January 24, 2002 between MTGLQ Investors, LP, as buyer thereunder, and Thomas F. Lennon, Receiver for Capital Consultants, LLC, and Oregon Limited Liability Company in the cases of Securities and Exchange Commission v. Capital
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Consultants, LLC, et. al. (U.S. District Court, District of Oregon Case No.
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00-1290-K-1) and Elaine Chau, Secretary of Department of Labor v. Capital
                 --------------------------------------------------------
Consultants, LLC, et. al. (U.S. District Court, District of Oregon Case No.
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00-1291-K-1), as seller thereunder.

               "Documents" means with respect to the Equity Asset: (1) all
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written contracts, agreements, instruments and documents relating to the Equity
Asset; (2) all written security agreements, pledge agreements, financing statements, mortgages, deeds of trust, assignments of leases and/or rents, and other writings creating, evidencing or perfecting liens, security interests, pledges, hypothecations or other encumbrances securing the Equity Asset; (3) all written guaranties of or indemnification agreements relating to the Equity Asset; (4) all certificates of title, insurance policies, stock certificates, certificates of deposit, certificates of membership interests, certificates of partnership interests and other agreements, instruments or documents securing the Equity Asset; (5) all other collateral in the possession of Assignor securing the Equity Asset; (6) all written disbursement and payment histories relating to the Equity Asset; and (7) all written amendments, assignments, extensions and reinstatements of and all supplements to any of the items listed in (1) through (4) above.

               IN WITNESS WHEREOF, Assignor has executed and delivered this Assignment.

               Dated: February 6, 2002


                              PNW, LLC



                              By:    /s/ Jed Schaefer
                                     ----------------
                              Name:  Jed Schaefer
                              Title: Attorney-in-Fact